Exhibit 10.31

February 24, 2026
Shannon Buggy
At the Address on file with the Company

Dear Shannon,
This letter agreement (this “Letter Agreement”), effective as of February 24, 2026 (the “Effective Date”), sets forth the terms and conditions of our agreement regarding your new position as Senior Vice President, Global Head of People. Capitalized terms used in this Letter Agreement that are not defined herein have the meanings set forth in your employment agreement with Cronos USA Client Services LLC, a limited liability company incorporated in the State of Delaware (the “Company”) and, solely for the purposes specified therein, Cronos Group Inc. (“Cronos Group”), a corporation organized under the laws of the Province of British Columbia, dated as of August 31, 2020 (the “Employment Agreement”) and amended pursuant to a letter agreement dated May 6, 2025.
1.Position and Reporting Relationship.
As of the Effective Date, your employment with the Company will continue in the position of Senior Vice President, Global Head of People. You will continue to be instructed by and report to the Chief Executive Officer of Cronos Group.
2.Compensation.
As of the Effective Date, your Base Salary, annual target bonus opportunity and target annual long-term incentive opportunity will be as set forth in Section 5.1 through 5.3 of the Employment Agreement.
3.Prior Letter Agreement.
As of the Effective Date, the letter agreement between you, the Company and Cronos Group dated May 6, 2025 will terminate.
4.Acknowledgement.
You hereby acknowledge and agree that neither this Letter Agreement nor any of the terms set forth in this Letter Agreement shall constitute “Good Reason” or a term of similar meaning for purposes of your Employment Agreement and any other outstanding compensation or incentive, equity incentive awards with the Company or Cronos Group.
5.General.
Except as expressly modified by this Letter Agreement, all terms and conditions of your employment, as set out in the Employment Agreement, including, without limitation, Section 6 (“Termination of Employment”) and Section 7 (“Restrictive Covenants”), remain unchanged and continue in full force and effect.
6.Independent Legal Advice.
You acknowledge that you have been encouraged to obtain independent legal advice regarding the execution of this Letter Agreement, and that you have either obtained such advice or voluntarily

Exhibit 10.31

chosen not to do so, and hereby waive any objections or claims you may make resulting from any failure on your part to obtain such advice.
7.Counterparts.
This Letter Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement.
If you agree that this Letter Agreement correctly memorializes our understandings, please sign and return this Agreement, which shall become a binding agreement as the Effective Date.
Sincerely,
CRONOS USA CLIENT SERVICES LLC
By:    /s/ Michael Gorenstein
Name:    Michael Gorenstein
Title:    President
CRONOS GROUP INC.
By:    /s/ Michael Gorenstein
Name:    Michael Gorenstein
Title:    President and Chief Executive     Officer

Accepted and Agreed:
/s/ Shannon Buggy
Shannon Buggy
Date: February 24, 2026